Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

Perceptron Adopts 10b5-1 Trading Plan

Plymouth, Michigan, November 19, 2010 – Perceptron, Inc. (NASDAQ: PRCP) today announced that its Board of Directors, as part of the Company’s previously announced stock repurchase program, has authorized the Company to enter into a Rule 10b5-1 trading plan (“Repurchase Plan”) with Barrington Research Associates, Inc. to purchase up to $5.0 million of the Company’s common stock through December 31, 2011 (less the dollar amount of purchases by the Company outside the Repurchase Plan), in open market or privately negotiated transactions, in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934.  Under the terms of the Repurchase Plan, the Company will begin repurchasing shares on November 22, 2010.

About Perceptron
Perceptron, Inc. (www.perceptron.com) develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers value added services such as training and customer support. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the impact of repurchases of the Company’s Common Stock.  The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including, general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally.

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47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700